Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-198986 and 333-196437

Free Writing Prospectus dated September 29, 2014

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FANTEX ALSHON JEFFERY

This tracking stock is intended to reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract. It represents an ownership interest in Fantex, Inc. Fantex cannot assure you as to the development or liquidity of any trading market for this stock.

RESERVE IPO SHARES | READ THE PROSPECTUS | VIEW RISKS

IPO PRICE	IPO STATUS	SHARES AVAILABLE	UNDERWRITER	QUALIFIED INDEPENDENT UNDERWRITER
10.00	Coming Soon	835,800	Fantex Brokerage Services, LLC	Stifel, Nicolaus & Company, Incorporated

BRAND INFO | BRAND CONTRACT | FANTEX, INC.
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BRAND CONTRACT (Information updated as of September 26, 2014)

The information below is a summary of currently effective contracts of Alshon Jeffery that are included in his brand income, as defined in the contract between Alshon Jeffery and Fantex, Inc. Fantex, Inc. has acquired 13% interest in Alshon Jeffery's brand income as defined in the contract with Fantex, Inc. View the prospectus.

INCLUDED CONTRACTS

COUNTERPARTY	TYPE OF CONTRACT	PRODUCT CATEGORY
Chicago Bears Football Club, Inc.	NFL Player Contract	N/A
Panini America, Inc.	Endorsement	Sports Cards
The Topps Company, Inc.	Endorsement	Sports Cards
Jewelry Warehouse, Inc.	Endorsement	Merchandise
Electronic Arts, Inc.	Endorsement	Video Game
Sideline Marketing, Ltd.	Endorsement	Memorabilia
The Bose Corporation	Endorsement	Audio Equipment

BRAND INCOME DEFINITION FOR ALSHON JEFFERY

Brand Income as defined in the brand contract between Fantex, Inc. and Alshon Jeffery is the gross monies or other consideration (including rights to make investments) that Alshon Jeffery receives from and after September 18, 2014, or in the case of brand income payable to Alshon Jeffery under his NFL player contract, from and after September 7, 2014, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes) as a result of his activities in the sport of football (including NFL and non-NFL activities), including salaries and wages from his employment as a professional athlete and the license or assignment of rights in his persona, including use of his name, voice, likeness, image, signature, talents, live or taped performances, in connection with motion pictures, television and Internet programming, radio, music, literary, talent engagements, personal appearances, public appearances, records and recording, or publications; any use of his persona for purposes of advertising, merchandising, or trade, including sponsorships, endorsements and appearances, and any other license or assignment of rights in his persona, to generate income; and any other personal services performed by Alshon Jeffery which are of the type typically performed by individuals in the field of football because of their status as a professional athlete or other professional within the field of football (including, without limitation, sports casting, coaching, participating in sports camps, acting as spokesperson).

Income that is excluded from brand income, consists of:

- Any cash receipts resulting from the contract party's investments in stocks or other equity, bonds, commodities, derivatives, debt or real estate, so long as (a) such stocks or other equity, bonds, commodities, derivatives, debt investments and real estate are not received by him as compensation or consideration for activities (including licensing of rights) in the "field" as defined in his brand contract, (b) the contract party is not obligated to provide any services related to the "field" in connection with such investment and (c) the business or commercial venture related to such investment does not use the contract party's persona in its legal name or "dba," or in connection with its marketing, advertising or promotion,
- Any income received from employment, services rendered or other activities not related to professional football and related fields,
- Any reasonable reimbursement of incidental expenses actually incurred by Alshon Jeffery, including without limitation, travel, lodging, per diem and other incidental expenses, or the value of any such items paid by a third party on his behalf,
- Certain future pension and benefit payments under the CBA, except that income deferred pursuant to Article 26, Section 6 of such CBA shall not be deemed to be future pension payments and as such, shall be included in brand income; and
- Merchandise, services or service plans or merchandise, service or service plan credit up to the lesser of $40,000 and 4% of all brand income during any applicable calendar year and as otherwise agreed by Fantex in its discretion;

The following specifically excluded income:

- Any proceeds from life, disability or injury insurance policy covering Alshon Jeffery
- All amounts payable to Alshon Jeffery for participation in any NFL game, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or Chicago Bears as a result of any injury, illness, physical or mental condition, bereavement or birth of his child; and
- All amounts payable to him as a result of his activities undertaken as an actor or on-screen talent in connection with any form of scripted or unscripted entertainment content developed or produced by Relativity Sports, LLC, Relativity Media, LLC or any of their respective affiliates, in any form of media now known or hereafter devised.

Fantex, Inc. offerings are highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex, Inc. has currently entered into brand contracts with NFL football players. The images on this website depicting other sports are intended to illustrate sports played by athletes that Fantex, Inc. may pursue to enter into brand contracts. There is no assurance that Fantex, Inc. will offer additional tracking stocks to reflect the economic performance of brands that play any of the sports depicted on the website.

VIEW RISKS

* Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks.

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 855-905-5050. View the Fantex Alshon Jeffery prospectus. View the Fantex Mohamed Sanu prospectus. View the Fantex Arian Foster prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

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Copyright 2014.
On fantex.com all securities mentioned are issued by Fantex, Inc. and the use of "Fantex," unless otherwise specified, refers to Fantex Brokerage Services.
Fantex Brokerage Services LLC and Fantex, Inc. are separate but affiliated companies.
Security products are not FDIC insured, are not bank guaranteed and may lose value.
Fantex Brokerage Services LLC does not solicit, recommend or offer advice on the investment merits of investing in any securities.